SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 and 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (date of earliest event reported):   June 10, 2002
                                                    (February 15, 2002)


                                  CRESTED CORP.
--------------------------------------------------------------------------------
              Exact Name of Registrant as Specified in its Charter)

              Colorado                     0-8773               84-0608126
------------------------------------    --------------     ---------------------
    (State or other jurisdiction         (Commission         (I.R.S. Employer
          of incorporation)               File No.)         Identification No.)


     Glen L. Larsen Building
     877 North 8th West
     Riverton, WY                                               82501
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     (Address of Principal Executive Offices)                  (Zip Code)


       Registrant's telephone number, including area code: (307) 856-9271


                                 Not Applicable
--------------------------------------------------------------------------------
               (Former Name, Former Address or Former Fiscal Year,
                          if Changed From Last Report)




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ITEM 5.  OTHER EVENTS

Dates of Events:   February 15, 2002 (Nonexercise of Suncor Option)
                   April 12, 2002 (Purchase of Bobcat Property)

     A. NONEXERCISE OF THE SUNCOR OPTION. As of February 15, 2002, Suncor Energy (Natural Gas) America Inc. ("Suncor"), a subsidiary of Suncor Energy Inc., notified the company that Suncor elected not to exercise its option to continue in the exploration and development of the Castle Rock project located in the northeastern part of the Powder River Basin, in Montana. The Castle Rock project consists of 123,840 gross and 111,567 net acres held 50% by the company's subsidiary Rocky Mountain Gas, Inc. and 50% by RMG's partner Quaneco LLC. The project is being explored for coalbed methane, and also for natural gas in tight sandstone formations.

     As a result of Suncor not exercising its option, RMG will retain its original 50% working interest in the Castle Rock project, which would have been reduced to 12.50% if Suncor had exercised its option. By other agreement between RMG and Carrizo Oil & Gas, Inc.'s subsidiary company, CCBM, Inc., CCBM will purchase a 6.25% working interest in the property if it meets its payment requirement of $7,500,000 pursuant to an agreement between RMG and CCBM dated July 10, 2001, therefor reducing RMG's working interest to 43.75% in the Castle Rock project. Additionally, CCBM now has a 6.25% working interest in eight wells owned by RMG as a result of Suncor's drilling program at the Castle Rock project (see below). Further, CCBM has a right to acquire a total of 50% of RMG's 50% working interest (or a 25% total working interest) in the Castle Rock project under the same terms as Suncor. This first right of refusal option expires on May 1, 2002. CCBM continues to participate in RMG's other projects located in Wyoming. For information on agreements with CCBM, please see the company's Form 10-K report for the fiscal year ended May 31, 2001.

     Had Suncor exercised the option, RMG would have received $2,760,000 from Suncor in payment for the working interest in the Castle Rock project.

     Suncor has completed the initial $2,500,000 exploration drilling program on the properties pursuant to its original agreement with RMG, drilling a total of 19 exploration wells on various portions of the Castle Rock properties, designed to evaluate coals in the Fort Union formation down to about 1,300 feet. Extensive core, mud and electric log data, and coalbed formation water analysis, were obtained from this program. RMG continues to evaluate this data provided by Suncor. The drilling program confirmed RMG's interpretation of the distribution and thickness of Fort Union coals in the properties. RMG plans to more thoroughly evaluate the deeper prospective coals in the future, as well as several gas-charged sandstone formations, which were encountered in the drilling. RMG acquired eight of the 19 wells from Suncor and has now a 93.75% working interest in each of these wells. CCBM holds the remaining 6.25% working interest in these wells.

     For information on the Suncor option, please see the company's Form 10-K report for the fiscal year ended May 31, 2001.

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     B. AGREEMENT FOR PURCHASE OF THE BOBCAT PROPERTY. On April 12, 2002 the
company and Rocky Mountain Gas, Inc. signed an agreement to purchase working interests in approximately 1,940 gross acres of coalbed methane properties in the Powder River Basin of Wyoming. The properties are located approximately 25 miles north of Gillette, Wyoming, in Campbell County. To date, 18 coalbed methane wells have been drilled; 13 wells are currently hooked up and producing at a combined rate of approximately 900 mcf per day from the two primary coals on the property: the Cook coal (11 wells) at 650 feet, and the Canyon coal (2 wells) at 450 feet. Production began in late December 2001 and appears to be increasing significantly, as would be expected from other Powder River Basin coalbed methane wells' early production history.

     Permits have been issued to the seller for drilling 36 more wells on 80 acre spacing. The permits will allow multiple coal seam production. These permits will be transferred to RMG if the agreement is closed.

     The purchase price for the properties is $1,300,000: $200,000 cash paid, $800,000 cash to be paid at closing (scheduled for May 27, 2002), and $300,000 to be paid with delivery of 75,000 restricted shares of common stock of the company. Closing may be extended up to four weeks with weekly payments of $50,000, applied to the cash balance due at closing.

     CCBM, Inc. (a subsidiary of Carrizo Oil and Gas, Inc.) has a 30 day option to participate in purchase of the Bobcat property for up to 50% of the interests in the property subject to the agreement. CCBM has not indicated whether it will exercise its option as of the filing of this report. For information on agreements with CCBM, please see the company's Form 10-K report for the fiscal year ended May 31, 2001.

     The seller will be entitled to keep as an overriding royalty interest all net revenue interest in the properties in excess of 80%.

     Closing is subject to RMG's title examination and satisfaction of other customary representations and warranties. If the agreement is closed, the seller will be responsible for all operating and property expenses through May 1, 2002, or the first day of the month after May, 2002 if the agreement is closed in a month after May, 2002, and RMG will be entitled to all gas revenues from that date forward. If the agreement is closed, RMG will be the operator of the properties.


ITEM 7.   FINANCIAL STATEMENTS AND  EXHIBITS

(c)       Exhibits

10.62     Purchase and Sale Agreement - Bobcat Property



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                   CRESTED CORP.


Dated: June 10, 2002                        By:     /s/   Daniel P. Svilar
                                                 -------------------------------
                                                 DANIEL P. SVILAR, Secretary



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